SCHEDULE 14A INFORMATION

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Meridian Interstate Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

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April 22, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 annual meeting of stockholders of Meridian Interstate Bancorp, Inc.  The meeting will be held at the Peabody office of East Boston Savings Bank, 67 Prospect Street, Peabody, Massachusetts on May 20, 2009 at 11:00 a.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting.  Officers of the Company, as well as a representative of Wolf & Company, P.C., the Company’s independent registered public accounting firm, will be present to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly.  If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Richard J. Gavegnano
Chairman of the Board and
Chief Executive Officer

2

10 Meridian Street
East Boston, Massachusetts 02128
(617) 567-1500
______________________

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
______________________

TIME AND DATE	11:00 a.m. on May 20, 2009

PLACE	Peabody Office of East Boston Savings Bank
67 Prospect Street
Peabody, Massachusetts 01960

ITEMS OF BUSINESS	(1) To elect four directors to serve for a term of three years.

(2)	To ratify the selection of Wolf & Company, P.C. as our independent registered public accounting firm for fiscal year 2009.

(3)	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	To vote, you must have been a stockholder at the close of business on April 8, 2009.

PROXY VOTING
It is important that your shares be represented and voted at the meeting.  You can vote your shares by completing and returning the proxy card or voting instruction card sent to you.  Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement.  You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

Vincent D. Basile
Corporate Secretary
April 22, 2009

3

Meridian Interstate Bancorp, Inc.
__________________________

Proxy Statement
__________________________

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian Interstate Bancorp”) to be used at the annual meeting of stockholders of the Company.  The Company is the holding company for East Boston Savings Bank (the “Bank”).  The annual meeting will be held at the Peabody office of East Boston Savings Bank, 67 Prospect Street, Peabody, Massachusetts on Wednesday, May 20, 2009 at 11:00 a.m., local time.  This proxy statement and the enclosed proxy card are being mailed to stockholders of record on or about April 22, 2009.

Voting and Proxy Procedure

Who Can Vote at the Meeting

You are entitled to vote your Company common stock if the records of the Company show that you held your shares as of the close of business on April 8, 2009.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee.  As the beneficial owner, you have the right to direct your broker how to vote.

As of the close of business on April 8, 2009, there were 22,586,000 shares of Company common stock outstanding.  Each share of common stock has one vote.  The Company’s Articles of Incorporation provide that, subject to certain exceptions, a record owner of the Company’s common stock who beneficially owns, either directly or indirectly, in excess of 10% of the Company’s outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit.  This restriction does not apply to our mutual holding company, Meridian Financial Services, Incorporated.

Attending the Meeting

If you were a stockholder as of the close of business on April 8, 2009, you may attend the meeting.  However, if your shares of Company common stock are held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the meeting.  A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.  If you want to vote your shares of Company common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

A majority of the outstanding shares of common stock entitled to vote is required to be represented at the meeting to constitute a quorum for the transaction of business.  If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.  Broker non-votes also will be counted for purposes of determining the existence of a quorum.  A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees.  There is no cumulative voting for the election of directors.  Directors are elected by a plurality of the votes cast at the annual meeting.  This means that the nominees receiving the greatest number of votes will be elected.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting to ratify the appointment of Wolf & Company, P.C., as our independent registered public accounting firm, you may vote in favor of the proposal, against the proposal or abstain from voting.  To be approved, this matter requires the affirmative vote of a majority of the votes cast at the annual meeting.  Broker non-votes and abstentions will not be counted as votes cast and will have no effect on this proposal.

Voting by Proxy

The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card.  All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card.  If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.  The Board of Directors recommends that you vote:

•	for each of the nominees for director; and

•	for ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares.  This includes a motion to adjourn or postpone the meeting to solicit additional proxies.  The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting.  To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person by ballot.  Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your Company common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted.  Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet.  Please review the proxy card or instruction form provided by your broker, bank or other nominee that accompanies this proxy statement.

If you have any questions about voting, please contact Richard Gavegnano at (978) 977-2211.

Corporate Governance

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern the Company’s operations.  As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees.  The Code of Ethics and Business Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest.  Under the terms of the Code of Ethics and Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics and Business Conduct.  A copy of the Code of Ethics and Business Conduct can be found in the “About Us—Investor Relations—Corporate Governance” section of the Company’s website, www.ebsb.com.

As a mechanism to encourage compliance with the Code of Ethics and Business Conduct, the Company has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls and auditing matters.  These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner.  The Code of Ethics and Business Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Ethics and Business Conduct.

Meetings of the Board of Directors

The Company conducts business through meetings of its Board of Directors and through activities of its committees.  During 2008, the Board of Directors held four meetings (not including committee meetings).  No director attended fewer than 75% of the total meetings of the Company’s and the Bank’s respective Board of Directors and the committees on which such director served (held during the period for which the director has served as a director or committee member, as appropriate).

Committees of the Board of Directors

The following table identifies our standing committees and their members.  All members of each committee are independent in accordance with the listing standards of the Nasdaq Stock Market, Inc.  The charters of all three committees are available in the “About Us—Investor Relations—Corporate Governance” section of the Company’s website, www.ebsb.com.

Director	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee
Vincent D. Basile		X	X
Marilyn A. Censullo	X*	X
Anna R. DiMaria		X
Richard F. Fernandez	X		X
Domenic A. Gambardella		X*	X*
Richard J. Gavegnano
Carl A. LaGreca	X
Edward L. Lynch
Gregory F. Natalucci	X		X
James G. Sartori
Paul T. Sullivan

Number of Committee Meetings in 2008	7	5	4
__________________________
*	Denotes Chairperson. Prior to his retirement on December 31, 2008, Mr. DelRossi was a member of the Corporate Governance and Compensation Committees.

Audit Committee.  The Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, the quality and integrity of the Company’s financial reports and the Company’s compliance with applicable laws and regulations.  The Audit Committee is also responsible for engaging the Company’s independent registered public accounting firm and monitoring its conduct and independence.  The Board of Directors has designated Marilyn A. Censullo as an audit committee financial expert under the rules of the Securities and Exchange Commission.  The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement.  See “Audit Committee Report.”

Compensation Committee.  The Compensation Committee approves the compensation objectives for the Company and the Bank and establishes the compensation for the Chief Executive Officer and other executives.  Our Chief Executive Officer makes recommendations as to the appropriate mix and level of compensation for other executive officers to the Compensation Committee and determines the compensation for subordinates of executive officers.  In making his recommendations, the Chief Executive Officer considers the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee.  Our Chief Executive Officer will not participate in discussions related to his compensation or the Committee’s review of any documents related to the determination of his compensation, however.  The Compensation Committee reviews all compensation components for the Company’s Chief Executive Officer and other highly compensated executive officers’ compensation including base salary, annual incentive, long-term incentives and other perquisites.  In addition to reviewing competitive market values, the committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package.  Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors.  The report of the Compensation Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement.  See “Compensation Committee Report.”

Nominating/Corporate Governance Committee.  The Company’s Nominating/Corporate Governance Committee assists the Board of Directors in identifying qualified individuals to serve as Board members, in determining the composition of the Board of Directors and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s corporate governance guidelines.  The Nominating/Corporate Governance Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of stockholders.  The procedures of the Nominating/Corporate Governance Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement.  See “Nominating/Corporate Governance Committee Procedures.”

Attendance at the Annual Meeting.  The Board of Directors encourages each director to attend annual meetings of stockholders.  All of our then-existing directors attended the 2008 Annual Meeting.

Stock Ownership

The following table provides information as of April 8, 2009, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock.  A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.  Percentages are based on 22,586,000 shares of Company common stock issued and outstanding as of April 8, 2009.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding

Meridian Financial Services, Incorporated	12,650,000	56.01%
10 Meridian Street
East Boston, Massachusetts 02128

Bay Pond Partners, L.P.	1,317,400	5.83%
C/O Wellington Management Company, LLP
75 State Street
Boston, MA 02109

Wellington Management Company LLP	2,277,000	10.08%
75 State Street
Boston, MA 02109

The following table provides information as of April 8, 2009 about the shares of Meridian Interstate Bancorp common stock that may be considered to be beneficially owned by each director, named executive officer as of April 8, 2009 and all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power, or which he or she has the right to acquire beneficial ownership at any time within sixty days after April 8, 2009. Unless otherwise indicated, none of the shares listed are pledged as security, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.  Percentages are based on 22,586,000 shares of Company common stock issued and outstanding as of April 8, 2009.

Name	Number of Shares Owned		Percent of Common Stock Outstanding
Directors
Vincent D. Basile	4,000	(1)	*
Marilyn A. Censullo	2,500	(2)	*
Anna R. DiMaria	6,500	(3)	*
Richard F. Fernandez	3,500	(4)	*
Domenic A. Gambardella	7,500	(5)	*
Richard J. Gavegnano	105,000	(6)	1.2%
Carl A. LaGreca	-		*
Edward L. Lynch	11,500	(7)	*
Gregory F. Natalucci	1,900	(8)	*
James G. Sartori	5,000	(9)	*
Paul T. Sullivan	5,000	(10)	*
Named Executive Officers Who Are Not Also Directors
Leonard V. Siuda	18,000	(11)	*
John Migliozzi	8,850	(12)
All directors and executive officers as a group (13 persons)
________
*   Less than 1%.
(1)	Includes 1,500 restricted shares.
(2)	Includes 1,500 restricted shares.
(3)	Includes 1,500 restricted shares.
(4)	Includes 2,000 shares held in an IRA and 1,500 restricted shares.
(5)	Includes 5,000 shares held jointly with spouse and 2,500 restricted shares.
(6)	Includes 65,000 restricted shares.
(7)	Includes 1,500 restricted shares.
(8)	Includes 400 shares held in an IRA and 1,500 restricted shares.
(9)	Includes 2,500 shares held jointly with spouse and 2,500 restricted shares.
(10)	Includes 2,500 restricted shares.
(11)	Includes 15,000 shares held in an IRA and 3,000 restricted shares.
(12)	Includes 4,850 shares held in an IRA and 4,000 restricted shares.

Proposal 1 — Election of Directors

The Board of Directors of Meridian Interstate Bancorp is presently composed of 11 members.  The Board is divided into three classes, each with three-year staggered terms, with one-third of the directors elected each year.  The nominees for election this year are Marilyn A. Censullo, Richard J. Gavegnano, Edward L. Lynch and Gregory F. Natalucci, all of whom are current directors of the Company and the Bank.

All of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Mr. Richard J. Gavegnano, our Chairman of the Board and Chief Executive Officer and Director Edward L. Lynch.  In addition, Mr. Philip F. Freehan, who resigned as a director on March 31, 2009, was not independent by virtue of his position as our Executive Vice President.  In determining the independence of our directors, the board of directors considered loans to directors and members of their immediate families, and legal fees paid to, or received by, directly or indirectly, Directors DiMaria and Sullivan, which were not required to be disclosed individually under “—Transactions with Related Persons.”

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named below.  If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors.  Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board.  At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of all nominees.

Information regarding the nominees and the directors continuing in office is provided below.  Unless otherwise stated, each individual has held his or her current occupation for the last five years.  The age indicated in each biography is as of December 31, 2008.

Nominees for Election of Directors

The nominees standing for election are:

Marilyn A. Censullo, a Certified Public Accountant, has been a partner in the accounting firm of Naffah & Company, P.C. since 2000.  Ms. Censullo has over 29 years of experience as an accountant.  Age 51.  Director since 2007.

Richard J. Gavegnano was in the investment business for 37 years with national New York Stock Exchange member firms, and retired in 2006 ending his career as a Vice President with A.G. Edwards & Sons Inc.  He has been associated with East Boston Savings Bank for 34 years serving as corporator, trustee and director.  Mr. Gavegnano has served as Chairman of the Board of East Boston Savings Bank, Meridian Interstate Bancorp and Meridian Financial Services since 2003, 2006 and 2003, respectively.  In 2007, Mr. Gavegnano was appointed Chief Executive Officer of Meridian Interstate Bancorp and Meridian Financial Services and Investor Relations Officer of Meridian Interstate Bancorp.  Mr. Gavegnano has served as Chairman of the Board of Hampshire First Bank since 2006.  Mr. Gavegnano has experience in business development, commercial real estate and investments.  Age 61. Director since 1995.

Edward L. Lynch has been an Attorney at Law, Sole Practitioner, for the past 35 years.  Mr. Lynch has served as a director of Hampshire First Bank since 2006.  Age 67. Director since 1997.

Gregory F. Natalucci is an auditor with CNA Financial Corporation, a commercial and property- casualty insurer.  Age 62. Director since 2000.

Directors Continuing in Office

The following directors have terms ending in 2010:

Anna R. DiMaria has been an Attorney at Law with the Law Offices of Michael A. D’Avolio for the past 18 years.  Age 62. Director since 2004.

Richard F. Fernandez has been a merger and acquisition/banking consultant for Jay Cashman, Inc., an industrial construction company, since 2006.   Mr. Fernandez was a Commercial Lending Regional Manager for Sovereign Bank from 2000 to 2006.  Mr. Fernandez has 40 years commercial lending experience at several institutions, including Sovereign Bank, US Trust Company, and Shawmut Bank.  Age 66.  Director since 2008.

Domenic A. Gambardella is President of Meridian Insurance Agency Inc., an insurance agency. Age 62.  Director since 1994.

The following directors have terms ending in 2011:

Vincent D. Basile is a self-employed management consultant and also serves as Clerk of Meridian Financial Services and East Boston Savings Bank and Corporate Secretary of Meridian Interstate Bancorp.  Previously, Mr. Basile was a Regional Administrator in the Massachusetts Office of the Commissioner of Probation.  Mr. Basile is also a retired Lt. Colonel in the U.S. Army Reserve.  He has been a Corporator of Meridian Financial Services since 1977. Age 68.  Director since 2002.

James G. Sartori is Treasurer of Bandwagon, Inc., an importer and distributor company.  Age 64.  Director since 1991.

Paul T. Sullivan is a partner with the law firm Paul T. Sullivan, Esquire, P.C.  Age 62.  Director since 1999.

Carl A. LaGreca is a Certified Public Accountant.  He is the President of Forman, Itzkowitz, Berenson & LaGreca, PC, a CPA firm in Waltham Massachusetts, where he has been employed for 24 years.  Age 61.  Director since January 2009.

Proposal 2 —Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Wolf & Company, P.C. to be the Company’s independent registered public accounting firm for the 2009 fiscal year, subject to ratification by stockholders.  A representative of Wolf & Company, P.C. is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the firm is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm.

Audit Fees

The following table sets forth the fees paid by the Company for the fiscal years ended December 31, 2008 and 2007 to Wolf & Company, P.C.

	2008	2007
Audit fees	$383,000	$186,000
Audit-related fees	$14,400	$318,300
Tax fees	$32,000	$22,500
All other fees	$20,000	$31,000

Audit fees relate to the audit of the Company’s annual consolidated financial statements, quarterly review fees, and the audit of internal controls over financial reporting.  Audit related fees pertain to the audit of the Company’s defined contribution plan in 2008 and 2007, as well as services rendered for the Company’s stock offering in 2007.  Tax fees consist of tax return preparation and other tax matters.  All other fees pertain software licensing fees paid for use of an online based risk management program and compliance activities.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm.  In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm.  Such approval process ensures that the independent registered public accounting firm does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.  Requests for services by the independent registered public accounting firm for compliance with the audit or services policy must be specific as to the particular services to be provided.  The request may be made with respect to either specific services or a type of service for predictable or recurring services.  During the years ended December 31, 2008 and 2007, 100% and 95% of audit services were approved, in advance, by the Audit Committee. The services that were not pre-approved related to services rendered prior to our becoming a public company.

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process.  The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements, issuing an opinion on the conformity of those financial statements with generally accepted accounting principles, and issuing a report on internal control over financial reporting.  The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.  The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management.  In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity.  In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles.  The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.  The Audit Committee also has approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm, for the fiscal year ending December 31, 2009.

Audit Committee of the Board of Directors of
Meridian Interstate Bancorp, Inc.
Marilyn A. Censullo, Chair
Richard F. Fernandez
Carl A. LaGreca
Gregory F. Natalucci

Executive Compensation

Compensation Discussion and Analysis

Our Compensation Philosophy.  Our compensation philosophy starts from the premise that the success of Meridian Interstate Bancorp and East Boston Savings Bank depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business strategy.  We strive to provide our management team with incentives tied to the successful implementation of our corporate objectives.  We also recognize that we operate in a competitive environment for talent.  Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

We base our compensation decisions on four basic principles:

•
Meeting the Demands of the Market – Our goal is to compensate our employees at competitive levels in relation to surveyed averages to position us as the preferred employer among our peers who provide similar financial services in the regional market.  Base pay and incentive pay for all employees, and stock-based benefit plans for eligible employees will be positioned relative to our peers’ offerings to either meet or exceed, or in some cases lag, depending on the employment environment. Base pay at equitable levels is most important in meeting the market.  It is the component of compensation that most directly affects current and near-term standard of living and it is the most easily compared between competing job offers.  Our Incentive Compensation Plan is almost equally important as it focuses rewards based on current year individual and bank performance.  Long-term incentives such as the Equity Incentive Plan (the “EIP”) and the  Employee Stock Ownership Plan (the “ESOP”) are important in aligning interests with stockholders.

•
Aligning with Stockholders – We use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interests with the interests of our stockholders.  The ESOP and the EIP place stock in the hands of employees and executives over the course of time and will become an increasingly important part of total compensation.

•
Driving Performance – We will structure compensation around the attainment of company-wide, business unit and individual targets that return positive results to our bottom line. Base pay rates are subject to annual merit increases that result from performance evaluations.   These performance-based increases are directly tied to individual contributions to bank performance and, over time, become a material portion of pay resulting from accomplishments.  Our short-term incentive bonus plan is tied directly to individuals’ performance and loan production, deposit generation, net earnings, cost of funds and efficiency of enterprise-wide performance. In this plan, individuals’ performance is rewarded, but only if East Boston Savings Bank performance reaches certain targets established by the Compensation Committee.  The plan itself sets a target bonus payout if bank performance meets budget projections.  There are also significantly lesser payouts at two lower tiers of performance and two higher tiers set as stretch targets.  The difference between tiers is determined in order to draw a clear relationship between bank performance and rewards.

•
Reflecting our Business Philosophy – Our approach to compensation reflects our values and the way we do business in the communities we serve: compensation rates that are priced to be valued by the market and prudent for the organization’s strategic well-being.  Base pay and the incentive compensation plan are meant to place a recognizable fair value on employment at East Boston Savings Bank.  Long-term incentives such as the  EIP, represent longer-term value in the employment relationship.

Adjustments to base pay in the form of merit increases are limited by a cap on increases.  The cap is recommended by the Vice President of Human Resources to the Compensation Committee of the Board of Directors.  It is based on surveyed projected caps of peers, the current competitive position being assumed by East Boston Savings Bank for recruitment purposes and informed by the current CPI-U as a proxy for inflation and the unemployment rate.  The inflation rate used as an additional benchmark when possible to ensure that merit increases will have meaning to employees in terms of purchasing power.  At times of high inflation it is not necessarily possible to use this benchmark due to prohibitive cost.

Base pay merit increases are computed using a numerical performance evaluation score for each individual on a scale from one to five, calculating that score as a percentage of a theoretical 5% cap; then applying that percentage to the actual cap.  Caps in recent years have been 3.25% and 4.0%.

The short-term incentive compensation plan, commonly known as the bonus, is structured for all eligible employees on the basis of five tiers of overall bank performance.  The middle tier reflects bank performance that meets our budgets for loan production, deposit generation, net earnings, cost of funds and efficiency.  Each of these five performance elements is assigned a numerical value for middle tier performance and for two lower performance tiers and two higher performance tiers.  Depending on how we score regarding these five elements an overall score will place the level of bonus payout at one of these five levels, or below the scale entirely, in which case the Board has the discretion to pay a bonus using other criteria.  To date the Board has not been put in this position and so has not exercised that discretion.  This plan has been benchmarked to peers’ similar plans using data from the Pearl Meyer & Partners survey, as explained below.

An individual’s performance determines the level of bonus they can receive within our performance level.  An employee who is rated as satisfactory on his or her performance evaluation would receive a certain percentage of gross pay in the form of a bonus.  An employee who is rated as less than satisfactory forfeits the bonus entirely and employees who are rated above satisfactory receive a higher percentage of pay as bonus.

Base Compensation.  The salaries of our executive and other officers are reviewed at least annually to assess our competitive position and make any necessary adjustments.   Our goal is to maintain salary levels for our officers at a level consistent with base pay received by those in comparable positions at our peers.  To further that goal, we obtain peer group information from a variety of independent sources. Our primary source is a comprehensive annual “Banking Compensation Survey Report” issued by Pearl Meyer & Partners in conjunction with the Massachusetts Bankers Association.  Its 2008 report contained data from 126 institutions and included two peer groups that we use as a reference, a $600 million to $1 billion asset size peer group (consisting of 20 institutions) and a $1 billion and above asset size peer group (consisting of 27 institutions).  The $600 million to $1 billion asset size peer group consisted of the following institutions:

Avidia Bank	Jeanne D’Arc Credit Union
BankFive	Legacy Banks
Cambridge Trust Company	The Lowell Five Cent Savings Bank
Citizens Union Savings Bank	Metro Credit Union
Dedham Institution for Savings	Newburyport Five Cents Savings Bank
East Boston Savings Bank	Pawtucket Credit Union
East Cambridge Savings Bank	South Shore Savings Bank
Easthampton Savings Bank	The Village Bank
Hyde Park Savings Bank	Unibank
Institution for Savings in Newburyport	Wainwright Bank

The $1 billion and above asset size peer group consisted of the following institutions:

Bangor Savings Bank (ME)	Florence Savings Bank
Bank Rhode Island (RI)	Greylock Federal Credit Union
BankNewport (RI)	HarborOne Credit Union
Berkshire Bank	Middlesex Savings Bank
Bristol County Savings Bank	PeoplesBank
Brookline Bank	Rockland Trust Company
Cambridge Savings Bank	Salem Five Cents Savings Bank
Cape Cod Five Cents Savings Bank	Sovereign Bank New England
Century Bank and Trust Company	United Bank
Country Bank for Savings	The Washington Trust Company (RI)
Citibank, NA	Watertown Savings Bank
Commerce Bank and Trust Company	Webster Bank (CT)
Danversbank	Westfield Bank
Eastern Bank

The survey’s data on projected pay raise budgets and adjustments to pay grades are used in our decision-making process, as well as data on short-term incentives.  Some executive compensation practices are surveyed for this report as well, while others have been surveyed in the past for a separate report on executive and board compensation, to which we have subscribed.  This additional survey report, specific to executive and board compensation, was produced by Clark Consulting.  The latest such report surveyed 107 institutions and included one peer group that we use as a reference, a $750 million and above asset size peer group (consisting of 19 institutions).  The peer group was comprised of the following institutions:

Bank Rhode Island (RI)	Danvers Savings Bank
BankNewport (RI)	Dedham Institution for Savings

Berkshire Bank	East Boston Savings Bank
Bristol County Savings Bank	Eastern Bank
Brookline Bancorp	Middlesex Savings Bank
Cape Cod Five Cents Savings Bank	Peoples Bank
Century Bank	Plymouth Savings Bank
Compass Bank for Savings	Watertown Savings Bank
Country Bank for Savings	The Washington Trust Company (RI)
Credit Union Central Falls (RI)

The midpoints of our pay grades are compared to those averaged in the survey, then adjusted for the age of the data and the survey’s forecast of future grade changes.  Individuals’ compensation was reviewed with the comparable surveyed position in terms of competitive pay grade and current rate of pay in relation to the average surveyed 25th, 50th and 75th percentiles.  Ultimately, any individual’s rate of pay was determined with these criteria in mind, but mainly through performance evaluations and those particulars of the recruitment process that determined the rate of pay at hire.  Rates that may diverge materially from time to time from survey averages are typically driven by our particular needs and employment market trends that may have developed unnoted by the survey.

We also evaluate salary levels at the time of promotion or other change in responsibilities or as a result of commitments we made when a particular officer was hired.  Individual performance and retention risk are also considered as part of our annual compensation assessment.  Officers are rated on competencies, such as knowledge and business development but are also rated on the attainment of mutually agreed upon pre-determined goals and objectives for each individual officer which are specific to each calendar-year rating period based on our strategic plan, and market, performance and regulatory initiatives.  Executive officers are evaluated on the attainment of goals only.  These evaluations are performed at the end of each year and are used to determine both merit increases to base salary and the individual performance component of the incentive compensation plan.

Cash-Based Incentive Compensation.  Our named executive officers are eligible to earn an annual cash bonus based upon the successful performance of East Boston Savings Bank and the attainment of individual performance goals.  The entire amount of the bonus is discretionary and is determined by the Compensation Committee and ratified by the Executive Committee of the board of directors.  For 2008, the Compensation Committee determined the bonus amounts by reviewing East Boston Savings Bank’s loan growth, deposit growth, cost of funds, net operating income and efficiency ratio, as well as the contributions of our named executive officers to our success.  The amount of the bonuses paid for 2008 are included in the Summary Compensation Table in the column labeled “Bonuses.”

Long-Term Compensation.  We established a long-term incentive compensation program to deliver competitive awards to our management team.  We use the EIP to reward outstanding performance with incentives that focus our management team on the task of creating long-term stockholder value.  By increasing the equity holdings of our management team, we provide them with a continuing stake in our success.  The nature and size of awards made under the EIP were based on a number of factors, including regulatory requirements, awards made to individuals holding comparable positions among our peer group of financial institutions, internal equity, revenue generation and the tax or accounting treatment of specific equity compensation techniques.

Role of the Compensation Committee.  We have established a Compensation Committee of Meridian Interstate Bancorp to develop our executive compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy.  The Committee, which consists of Ms. DiMaria and Ms. Censullo and Messrs. Basile and Gambardella, all independent directors, are responsible for the administration of our compensation programs and policies, including the administration of our cash- and stock-based incentive programs. The Committee reviews and approves all compensation decisions relating to our executive officers.  The Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of its responsibilities.

Role of Management.  Our Chief Executive Officer makes recommendations as to the appropriate mix and level of compensation for other executive officers to the Compensation Committee and determines the compensation for subordinates of executive officers.  In making his recommendations, the Chief Executive Officer considers the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee.  Our Chief Executive Officer will not participate in discussions related to his compensation or the Committee’s review of any documents related to the determination of his compensation, however.

Peer Group Analysis.  In its review of overall compensation, the Compensation Committee has referred to information published by Massachusetts Banking Association/Pearl Meyer and Partners with respect to compensation paid by a peer group of 126 financial institutions of similar assets size and geographic location.  As a public company, a critical element of our compensation philosophy and a key determinant of specific compensation decisions for our management team will be a comparative analysis of our compensation mix and levels relative to a peer group of publicly-traded banks and thrifts.  We firmly believe that the cornerstone of our compensation program is the maintenance of a competitive compensation program relative to the companies with whom we compete for talent.   The peer group will reflect consideration of several factors, including geographic location, size, operating characteristics, and financial performance.

Allocation Among Compensation Components.  Under our present structure, base salary has represented the largest component of compensation for our executive officers.  As a public company, we expect that the mix of base salary, bonus and long-term cash and equity compensation will vary, depending upon the role of the individual officer in the organization.  In allocating compensation among these elements, we believe that the compensation of our most senior levels of management should become predominately performance-based, while lower levels of management should receive a greater portion of their compensation in base salary.

Severance and Change in Control Benefits.  We have entered into amended and restated employment agreements with our senior officers on terms consistent with the compensation packages for the highest senior management among our peers and a severance plan for certain other employees.  The severance payments under these agreements, which are contingent on the occurrence of certain termination events, are intended to provide the executive with a sense of security in making the commitment to dedicate his or her professional career to the success of our company.

Tax and Accounting Considerations.  In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program.  Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements.  As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.  To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible.  However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Retirement Benefits; Employee Welfare Benefits.  Currently, our primary retirement savings vehicle is our defined contribution 401(k) plan, which enables our employees to supplement their retirement savings with elective deferral contributions that we match at specified levels.  In connection with our stock offering, East Boston Savings Bank adopted an employee stock ownership plan for eligible employees of the Bank.  (See “Employee Stock Ownership Plan.”)  In addition to retirement programs, we provide our employees with coverage under medical, life insurance and disability plans on terms consistent with industry practice.  We also entered into supplemental executive retirement agreements with certain officers to provide them with supplemental benefits.  (See “Pension Benefits.”)

Director Compensation. Our outside directors are compensated through a combination of retainers and meeting fees.  Directors who are also employees of East Boston Savings Bank do not receive additional compensation for service on the board.  The level and mix of director compensation is revised by the Compensation Committee on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy.  We also entered into supplemental executive retirement agreements with certain directors to provide them with supplemental benefits (See “Directors Compensation.”)   We expect that, in the future, our review of director compensation will also consider the increased responsibility and liability of directors at publicly traded companies due to changes in the regulatory environment and the heightened scrutiny of corporate governance practices.

Stock Compensation Grant and Award Practices.  As a public company, we expect that our Compensation Committee’s grant-making process will be independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices.  Similarly, we expect that the release of material nonpublic information will never be timed with the purpose or intent to affect the value of executive compensation.

Stock Ownership Requirements.  As a mutual holding company without public stockholders, we had not adopted formal stock ownership requirements for our senior officers and board members.  We expect that the Compensation Committee will review prevailing practices among peer companies with respect to stock ownership guidelines and determine whether such guidelines are appropriate.

Compensation for the Named Executive Officers in 2008.

Chief Executive Officer Compensation.   In determining compensation for Mr. Gavegnano, our Chief Executive Officer, the Compensation Committee reviewed salaries and pay grades of similar executives at peer institutions as compiled by industry standard surveys.  Using this data the Committee determined an equitable pay scale for Mr. Gavegnano of $311,400.

Compensation for our Other Named Executive Officers.  In determining compensation for Messrs. Verdonck, Freehan and Siuda, the Compensation Committee reviewed salaries and pay grades of similar executives at peer institutions as compiled by industry standard surveys.  Using this data, the Committee determined equitable pay scales within which annual merit increases would be made.  The Committee then determined the merit increases based on written analyses of the accomplishments and attainment of goals for each executive during the preceding year.  These increases took effect on January 1, 2008, and resulted in salaries of $371,533, $239,757 and $178,073, respectively.

Summary Compensation Table

The following information is furnished for all individuals serving as the principal executive officer and principal financial officer of Meridian Interstate Bancorp or its subsidiaries for the 2008 fiscal year and the most highly compensated executive officers of Meridian Interstate Bancorp or its subsidiaries whose total compensation for the 2008 fiscal year exceeded $100,000.

Name and		Salary	Bonus	Stock awards	Option awards	Change in Pension Value and non-equity incentive plan compensation	All other compensation	Total
Principal Position	Year	($) (1)	($)	($)(2)	($) (2)	($)(3)	($) (4)	($)
Richard J. Gavegnano,	2008	$311,400	$24,000	$25,729	$17,281	$227,515	$110,115	$716,040
Chairman of the Board and	2007	$178,216	$-	$-	$-	$203,488	$1,671	$383,375
Chief Executive Officer	2006	$153,585	$-	$-	$-	$20,383	$1,635	$175,603

Robert F. Verdonck (5),	2008	$185,767	$43,319	$-	$-	$596,517	$699,070	$1,524,673
President	2007	$360,992	$52,381	$-	$-	$173,494	$66,745	$653,612
	2006	$349,207	$47,067	$-	$-	$103,768	$30,506	$530,548

Philip F. Freehan (6),	2008	$239,757	$23,232	$10,885	$7,406	$79,948	$323,587	$684,815
Executive Vice President	2007	$232,323	$33,550	$-	$-	$68,663	$42,341	$376,877
	2006	$223,667	$21,581	$-	$-	$56,984	$22,370	$324,602

Leonard V. Siuda (7),	2008	$178,073	$17,302	$-	$-	$136,950	$197,889	$530,214
Treasurer and	2007	$173,071	$24,986	$-	$-	$126,690	$41,590	$366,337
Chief Financial Officer	2006	$166,574	$19,219	$-	$-	$92,923	$21,426	$300,142

John Migliozzi	2008	$151,364	$14,605	$1,583	$988	$-	$71,264	$239,804
Group Vice President	2007	$146,048	$19,600	$-	$-	$-	$9,939	$175,587
	2006	$137,846	$12,500	$-	$-	$-	$9,021	$159,367

(1)
For Mr. Gavegnano, 2007 and 2006 salary includes fees relating to Mr. Gavegnano’s service as Chairman of the Board, and as a member on the board of directors of East Boston Savings Bank, board of trustees of Meridian Financial Services, committees of each board and as a Corporator of Meridian Financial Services.

(2)
Reflects the compensation expense recognized for financial statement reporting purposes in accordance with FAS 123(R) on outstanding restricted stock and stock option awards for each of the named executive officers. Refer to the Company’s Form 10-K filed with the Securities and Exchange Commission for the assumptions relating to these awards.

(3)
For each year, represents the actuarial change in pension value in the executives’ accounts from December 31 of the prior year to December 31 of the reported year under each executive’s Supplemental Executive Retirement Agreement.

(4)
For 2008, employer contributions under the company match and safe harbor provision of the 401(k) Plan were $2,964, $11,421, $14,123, $11,727 and $9,958 for Messrs. Gavegnano, Verdonck, Freehan, Siuda, and Migliozzi, respectively.  The amount of premiums paid for long term health care insurance was $1,334, $2,724 $2,507 and $2,985 for Messrs. Gavegnano, Verdonck, Freehan and Siuda, respectively.  For 2008, employer contributions under the company ESOP were $7,851, $7,851, $7,851 and $7,526 for Messrs. Gavegnano, Freehan, Siuda, and Migliozzi, respectively.   The amount paid out from the Company’s terminated equity incentive plan was $97,966, $499,157, $299,106, $175,326 and $53,780 for Messrs. Gavegnano, Verdonck,

Freehan, Siuda, and Migliozzi, respectively.  The amount paid for salary continuation under a separation agreement was $185,768 for Mr. Verdonck.
(5)
Mr. Verdonck resigned and retired from all positions at Meridian Interstate Bancorp, East Boston Savings Bank and all affiliated entities, including our mutual holding company, Meridian Financial Services, Incorporated, effective June 6, 2008.  In exchange for a release of any claims against Meridian Interstate Bancorp,  East Boston Savings Bank and affiliated entities by Mr. Verdonck and consistent with the terms of Mr. Verdonck’s employment agreement, the Bank entered into a Separation Agreement with Mr. Verdonck (the “Separation Agreement”). The Separation Agreement provides for the payment of any accrued compensation, 24 months salary continuation payments at his current rate of salary of $30,961 per month, the lump sum payment of benefits under his supplemental executive retirement plan totaling $2,351,591 paid on December 7, 2008, the continuation of an existing split dollar life insurance policy and a bank owned life insurance policy, both of which had been fully paid, and the maintenance of existing long term care insurance policies for Mr. Verdonck and his spouse at a current annual premium of $2,724. An after-tax expense of $1.0 million associated with the foregoing was recognized by Meridian Interstate Bancorp in the second quarter of 2008.

(6)	Mr. Freehan resigned form his position at East Boston Savings Bank effective February 26, 2009. Refer to the information pertaining to the related separation agreement below.
(7)	Mr. Siuda is resigning form his position at East Boston Savings Bank effective April 29, 2009. Refer to the information pertaining to the related separation agreement below.

Employment Agreements

East Boston Savings Bank has entered into employment agreements with Richard J. Gavegnano, its Chairman of the Board of Directors and Chief Executive Officer, Philip F. Freehan, its Executive Vice President and Senior Loan Officer, and Leonard V. Siuda, its Treasurer and Chief Financial Officer.  The employment agreements between East Boston Savings Bank and Messrs. Freehan and Siuda terminated on March 31, 2009 and April 29, 2009, respectively, pursuant to the termination of each executive’s employment.  The amount of the payments made to Messrs. Freehan and Siuda pursuant to their termination of employment is provided below under “Payments to Philip Freehan” and “Payments to Leonard Siuda.”

Mr. Gavegnano’s employment agreement provides for a two-year term.  The term of the employment agreement extends on a daily basis, unless written notice of non-renewal is given by the board of directors of East Boston Savings Bank or by the executive.  The employment agreement provides for a base salary for Mr. Gavegnano of $350,000.  In addition to a base salary, the employment agreement provides for, among other things, participation in our annual incentive plan and certain employee benefits plans.  The employment agreement provides for termination by East Boston Savings Bank for cause, as defined in the agreement, at any time.  If East Boston Savings Bank terminates the executive’s employment for reasons other than for cause, or if the executive resigns from East Boston Savings Bank after a:  (1) material diminution of duties and authority; (2) demotion from his current position; (3) removal from his seat on the board of directors (as applicable); (4) reduction in base salary (unless the reduction affects all or substantially all officers); (5) relocation of the executive’s principal place of employment by more than 50 miles (10 miles in the event of a change in control); or (6) failure of the Bank or Meridian Interstate Bancorp to comply with the material terms of the agreement, then the executive would receive a lump sum severance payment equal to the sum of (i) two times his current annual base salary and (ii), the value of 24 months of health insurance premiums.  In that case, Mr. Gavegnano would receive a severance benefit equal to $634,354.  Upon termination of the executive for reasons other than a change in control (see below), the executive must adhere to a two year non-competition restriction.

Under Mr. Gavegnano’s employment agreement, if voluntary or involuntary termination follows a change in control of the Bank or Meridian Interstate Bancorp, the executive would receive a severance payment equal to 2.99 times his “base amount,” less any other “parachute payments,” as those terms are defined under Section 280G of the Internal Revenue Code.  In the event the executive terminates employment in connection with a change in control, the maximum severance payment Mr. Gavegnano would receive (based on taxable compensation earned from 2003 to 2007) equals $937,045.  Generally, an executive’s “base amount” equals the average of the taxable compensation paid to him for the preceding five taxable years.  In the event severance payments to the executive include an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, such payment will be cutback by the minimum dollar amount necessary to avoid this result.

The employment agreement between East Boston Savings Bank and Mr. Verdonck was terminated on June 6, 2008 in connection with Mr. Verdonck’s retirement from Meridian Interstate Bancorp, East Boston Savings Bank, and all other affiliated entities, and has been superseded by Mr. Verdonck’s Separation Agreement.  See footnote 5 of the Summary Compensation Table for details regarding the terms of the Separation Agreement.

East Boston Savings Bank entered into an employment agreement with Deborah J. Jackson, its President and Chief Operating Officer, effective as of January 20, 2009.  The employment agreement is substantially similar to the employment agreement entered into with Richard J. Gavegnano except that it provides (i) for a base salary of $285,000, and (ii) if Ms. Jackson’s employment is involuntarily terminated by East Boston Savings Bank on or before October 20, 2009 for any reason other than cause (as defined in the employment agreement), she will be entitled to a lump sum payment of $285,000.

Employee Severance Compensation Plan

In connection with Meridian Interstate Bancorp’s stock offering, the Compensation Committee approved the East Boston Savings Bank Employee Severance Compensation Plan to provide severance benefits to eligible employees whose employment terminates in connection with a change in control of East Boston Savings Bank or Meridian Interstate Bancorp.  Employees become eligible for severance benefits under the plan if they have a minimum of one year of service with East Boston Savings Bank.  Individuals who enter into employment or change in control-related severance agreements with East Boston Savings Bank or Meridian Interstate Bancorp will not participate in the severance plan.  Under the severance plan, if, within 12 months of a change in control, East Boston Savings Bank or Meridian Interstate Bancorp or their successors terminate an employee’s employment or if the individual voluntarily terminates employment upon the occurrence of events specified in the severance plan, then that individual will receive a severance payment equal to two weeks’ compensation for each year of service with East Boston Savings Bank, up to a maximum payment equal to two years of the employee’s base compensation or, if greater or if otherwise designated by the board of directors, certain management level employees would receive a severance payment equal to one year’s compensation regardless of their years of service.  East Boston Savings Bank has designated all Assistant Vice Presidents and above not covered by an employment agreement as eligible for a minimum one-year severance benefit.  Based solely on compensation and service levels as of December 31, 2008, the total payments due under the terms of the severance plan would be approximately $5.0 million, if all eligible employees are terminated, which is an unlikely event.

Benefit Plans

Employee Stock Ownership Plan.  In connection with the stock offering, East Boston Savings Bank adopted an employee stock ownership plan for eligible employees of East Boston Savings Bank. Eligible employees who had attained age 18 and were employed by East Boston Savings Bank or Meridian Interstate Bancorp at the closing date of the offering (January 22, 2008), and had completed three months of service, began participating in the plan as of January 1, 2008 (the effective date of the plan). Thereafter, new employees of East Boston Savings Bank and Meridian Interstate Bancorp who have attained age 18 and completed three months of service during a continuous 12-month period will be eligible to participate in the employee stock ownership plan as of the first entry date following completion of the plan’s eligibility requirements.

East Boston Savings Bank engaged an independent third party trustee to purchase, on behalf of the employee stock ownership plan, 828,000 shares of common stock, representing 8.0% of the total number of shares of Meridian Interstate Bancorp sold in the stock offering and contributed to the charitable foundation. The purchase was funded by a subsidiary capitalized by Meridian Interstate Bancorp. The loan equaled 100% of the aggregate purchase price of the common stock. The loan to the employee stock ownership plan will be repaid principally from East Boston Savings Bank’s contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the 20- year term of the loan. The interest rate for the employee stock ownership plan loan is 6.5%.

Shares purchased by the employee stock ownership plan with the proceeds of the employee stock ownership plan loan will be held in a suspense account and released on a pro rata basis as the loan is repaid. Discretionary contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of each participant’s proportional share of compensation.

Participants vest 100% in the benefits allocated under the employee stock ownership plan upon completing three years of service with East Boston Savings Bank or its affiliates.  A participant will become fully vested at retirement, upon death or disability, upon a change in control or upon termination of the employee stock ownership plan. Benefits are generally distributable upon a participant’s separation from service. Any unvested shares that are forfeited upon a participant’s termination of employment will be reallocated among the remaining plan participants.

Plan participants will be entitled to direct the plan trustee on how to vote common stock credited to their accounts.  The trustee will vote allocated shares held in the employee stock ownership plan as instructed by the plan participants and unallocated shares and allocated shares for which no instructions are received will be voted in the same ratio on any matter as those shares for which instructions are given, subject to the fiduciary responsibilities of the trustee.

Under applicable accounting requirements, compensation expenses for a leveraged employee stock ownership plan is recorded at the fair market value of the employee stock ownership plan shares when committed to be release to participants accounts.

The employee stock ownership plan must meet certain requirements of the Internal Revenue Code and the Employment Retirement Income Security Act of 1974, as amended.  East Boston Savings Bank has requested a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the employee stock ownership plan.  East Boston Savings Bank expects to receive a favorable determination letter in 2009, but cannot guarantee that it will.

Grants of Plan-Based Awards.
Below are the details of awards granted to the Named Executive Officers during 2008.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise Price of Stock Awards ($)	Grant Date Fair Value of Stock Awards ($)(2)

Richard J. Gavegnano	10/13/2008	65,000	—	—	$617,500
	10/13/2008	—	175,000	$9.50	$414,750

Robert F. Verdonck	—	—	—	—	—

Philip F. Freehan	10/13/2008	27,500	—	—	$261,250
	10/13/2008	—	75,000	$9.50	$177,750

Leonard V. Siuda	—	—	—	—	—

John Migliozzi	10/13/2008	4,000	—	—	$38,000
	10/13/2008	—	10,000	$9.50	$23,700

(1)	The amounts reflect the number of shares of stock that were granted pursuant to the 2008 Equity Incentive Plan. The awards vest at a rate of 20% per year, commencing on October 13, 2009.
(2)	Completed in accordance with FAS 123(R) and therefore represents the market value of the awards on the date of grant.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information concerning unexercised options and stock awards that have not vested as of December 31, 2008 for each Named Executive Officer.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Richard J. Gavegnano	—	175,000	$9.50	10/13/2018	65,000	$601,250
Robert F. Verdonck	—	—	—	—	—	—
Philip F. Freehan	—	75,000	$9.50	10/13/2018	27,500	$254,375
Leonard V. Siuda	—	—	—	—	—	—
John Migliozzi	—	10,000	$9.50	10/13/2018	4,000	$37,000
(1)	Stock option awards vest at a rate of 20% per year commencing on October 13, 2009.
(2)	Restricted stock awards vest at a rate of 20% per year commencing on October 13, 2009.

Option Exercises and Stock Vested

For 2008, there was no exercise of stock option awards or vesting of restricted stock awards.

Equity Award Plan

 The 2008 Equity Incentive Plan authorizes the issuance or delivery to participants of up to 1,449,000 shares of our common stock pursuant to grants of restricted stock awards, incentive stock options, non-qualified stock options and stock appreciation rights; provided, however, that no more than 1,035,000 shares may be issued or delivered in the aggregate pursuant to the exercise of stock options or stock appreciation rights, and no more than 414,000 shares may be issued or delivered pursuant to restricted stock awards.  Upon a participant’s termination of service for reasons of death or disability, or in the event of a change in control, the participant would become fully vested in all equity awards under the plan.  As of December 31, 2008, upon death or disability, Messrs. Gavegnano, Freehan and Migliozzi would be entitled to the acceleration of their unvested restricted stock awards in the amount of $601,250, $254,375 and $37,000 respectively.

Pension Benefits

The following table provides information with respect to each plan that provides for payments or benefits in connection with the retirement of a Named Executive Officer as of December 31, 2008.

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit (2)		Payments during Last Fiscal Year
Richard J. Gavegnano	Supplemental Executive Retirement Agreement	2.5		$431,003		-

Robert F. Verdonck (1)	Supplemental Executive Retirement Agreement	N/A	(1)	N/A	(1)	$2,351,591

Philip F. Freehan	Supplemental Executive Retirement Agreement	25		$986,947		-

Leonard V. Siuda	Supplemental Executive Retirement Agreement	16		$834,108		-

(1)	Mr. Verdonck resigned and retired from all positions at the Company, Bank and all affiliated entities, including our mutual holding company, Meridian Financial Services, Inc., effective June 6, 2008.
(2)	Refer to the Company’s Form 10-K filed with the Securities and Exchange Commission for material assumptions relating to the Plan.

Pension Plans

Supplemental Executive Retirement Agreements.  East Boston Savings Bank has entered into a supplemental executive retirement agreement with each of Messrs. Gavegnano, Verdonck, Freehan and Siuda and, on January 20, 2009, entered into a supplemental executive retirement agreement with Deborah J. Jackson.

Under Mr. Gavegnano’s agreement, if the executive terminates employment for any reason other than for cause, he will receive an annual benefit (paid monthly) equal to 70% of his final average compensation.  For purposes of the agreement, final average compensation equals the three years’ base salary that results in the highest average.  The annual benefit is generally payable in the form of an unreduced life annuity with a 50% spousal survivor annuity.  However, the executive is permitted to elect an actuarial equivalent optional form of benefit that is offered under the SBERA Plan, including a single lump sum distribution, provided that the election is in compliance with Internal Revenue Code Section 409A.

Mr. Gavegnano will become 100% vested in the annual benefit upon the completion of eight years of service (12.5% per year), which will occur when he attains the age of 68.  The executive will become fully vested in his annual benefit immediately upon his death prior to his termination, a change in control of Meridian Interstate Bancorp or East Boston Savings Bank, or upon any involuntary termination other than for cause by Meridian Interstate Bancorp or East Boston Savings Bank.

Upon death, the executive’s beneficiary is entitled to the executive’s annual benefit, which will be calculated as if the executive had retired the day before his death.  In the event the executive becomes disabled, he will be entitled to his annual benefit, which will be calculated as if the executive had terminated his employment on the date of his disability with 8 years of service.

As of December 31, 2008, Mr. Gavegnano’s annual benefit under his agreement upon his voluntary resignation or disability is $21,482, and the annual benefit upon involuntary termination, death, or in the event of a change in control of Meridian Interstate Bancorp or East Boston Savings Bank followed by his termination of employment is $171,850.

In connection with Mr. Verdonck’s retirement, East Boston Savings Bank entered into a separation agreement with Mr. Verdonck, which provided for a lump sum payment on December 7, 2008 in the amount of $2,351,591 in full satisfaction of his benefits under his supplemental executive retirement agreement.  See footnote 5 of the Summary Compensation Table for details regarding the terms of the separation agreement.

As described below, in connection with the termination of employment of Messrs. Freehan and Siuda, the executives received or will receive a cash lump sum payment in full satisfaction of their benefits under their supplemental executive retirement agreements.

East Boston Savings Bank entered into a supplemental executive retirement agreement with Deborah J. Jackson effective as of January 20, 2009.  Under the terms of the agreement, East Boston Savings Bank shall credit an accumulation account on behalf of Ms. Jackson with $117,858 as of each December 31st, provided that all amounts credited to the account shall not exceed $1,650,000.  Upon a termination of employment, death or disability, the accumulation account shall be paid in a single lump sum payment to Ms. Jackson or her beneficiary, as applicable.  In the event Ms. Jackson’s employment is terminated by East Boston Savings Bank without cause or by Ms. Jackson for good reason within two years of a change in control (as defined in the agreement), an amount equal to $1,650,000 shall be paid to Ms. Jackson in a single lump sum.

Payments to Philip Freehan

Mr. Freehan’s employment was terminated effective as of March 31, 2009.  Pursuant to a separation and release agreement, he received or will receive the following payments and benefits:

•
a cash lump sum payment of $53,234, less withholding, which represents Mr. Freehan’s base salary from February 27, 2009 to May 15, 2009, payable within five business days of Mr. Freehan signing the separation agreement; and

•	a cash amount of $123,580, less withholding, payable over six months in equal amounts, with the first payment commencing on June 15, 2009.
•	Mr. Freehan is also entitled to the following payments, which he would have received regardless of whether he entered into a separation and release agreement:
o	(i) a lump sum payment under his supplemental executive retirement agreement, in the amount of $1,324,821, less withholding;
o	(ii) the continuation of split dollar and bank owned life insurance policies, which provide a death benefit equal to $617,900 and $494,320, respectively; and
o	(iii) the continuation of long term care insurance for Mr. Freehan and his spouse.

An after-tax expense of $519,076 associated with the foregoing was recognized by Meridian Interstate Bancorp, Inc. in the first quarter of 2009.

Payments to Leonard Siuda

Mr. Siuda’s employment was terminated effective as of April 29, 2009.  Pursuant to a separation agreement, he received or will receive the following payments and benefits:

•	his rate of base salary payable in equal installments for twenty-four months, which equals a gross amount of $364,226 less withholding.
•	Mr. Siuda is also entitled to the following payments, which he would have received regardless of whether he entered into a separation agreement:
o	(i) a lump sum payment under his supplemental executive retirement agreement, in the amount of $1,281,818, less withholding;
o	(ii) the continuation of split dollar and bank owned life insurance policies, which provide a death benefit equal to $455,283 and $364,226, respectively; and
o	(iii) the continuation of long term care insurance for Mr. Siuda and his spouse.

An after-tax expense of $657,362 associated with the foregoing was recognized by Meridian Interstate Bancorp, Inc. in the first quarter of 2009.

Director Compensation

The following table provides the compensation received by individuals who served as non-employee directors of Meridian Interstate Bancorp during the 2008 fiscal year.

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)
Vincent D. Basile	$45,300	$594	$1,481	$26,162	$21,863	$93,325
Marilyn A. Censullo	27,350	594	1,481	-	-	27,350
James P. Del Rossi	64,700	990	2,469	30,325	49,005	144,030
Anna R. DiMaria	25,750	594	1,481	-	-	25,750
Richard F. Fernandez	13,600	594	1,481	-	-	13,600
Domenic A. Gambardella	63,900	990	2,469	18,246	52,772	134,918
Edward L. Lynch	24,850	594	1,481	18,343	25,957	69,150
Gregory F. Natalucci	28,250	594	1,481	8,423	19,565	56,238
James G. Sartori	57,700	990	2,469	27,503	49,605	134,808
Paul T. Sullivan	56,200	990	2,469	19,644	42,325	118,169

(1)
Reflects the compensation expense recognized for financial statement reporting purposes in accordance with FAS 123(R) on outstanding restricted stock and stock option awards for each of Director. Refer to the Company’s Form 10-K filed with the SEC for the assumptions relating to the awards. In addition, the grant date fair value of each equity award is as follows: $49,800 for 1,500 shares of restricted stock and 15,000 options awarded to Mr. Basile on October 13, 2008; $49,800 for 1,500 shares of restricted stock and 15,000 options awarded to Ms. Censullo on October 13, 2008; $83,000 for 2,500 shares of restricted stock and 25,000 options awarded to Ms. Del Rossi on October 13, 2008; $49,800 for 1,500 shares of restricted stock and 15,000 options awarded to Ms. DiMaria on October 13, 2008; $49,800 for 1,500 shares of restricted stock and 15,000 options awarded to Mr. Fernandez on October 13, 2008; $83,000 for 2,500 shares of restricted stock and 25,000 options awarded to Mr. Gambardella on October 13, 2008; $49,800 for 1,500 shares of restricted stock and 15,000 options awarded to Mr. Lynch on October 13, 2008; $49,800 for 1,500 shares of restricted stock and 15,000 options awarded to Mr. Natalucci on October 13, 2008; $83,000 for 2,500 shares of restricted stock and 25,000 options awarded to Mr. Sartori on October 13, 2008; and $83,000 for 2,500 shares of restricted stock and 25,000 options awarded to Mr. Sullivan on October 13, 2008. All awards vest at a rate of 20% per year, commencing on October 13, 2009. The grant date fair value of each equity award was calculated in accordance with FAS 123(R) and therefore represents the market value of the shares on the date of grant.

(2)	Represents the actuarial change in pension value in the directors’ accounts from December 31, 2007 to December 31, 2008 under each director’s Supplemental Executive Retirement Agreement.
(3)
Represents premiums paid for long term care insurance, life insurance, and payout of the Company’s Equity Incentive Plan, respectively, as follows: $2,903, $1,390 and $17,571 for Mr. Basile; $6,763, $2,070 and $40,172 for Mr. Del Rossi; $1,348, $671 and $50,752 for Mr. Gambardella; $2,116, $1,264 and $22,576 for Mr. Lynch, $1,353, $641 and $17,571 for Mr. Natalucci; $1,635, $984 and $46,986 for Mr. Sartori; and $1,512, $641 and $40,172 for Mr. Sullivan.

Supplemental Executive Retirement Agreement.  East Boston Savings Bank has entered into supplemental executive retirement agreements with each of Messrs. Basile, Gambardella, Lynch, Natalucci, Sartori and Sullivan.  Mr. DelRossi received a lump sum payout of his existing agreement upon his retirement from service as a director on December 31, 2008.  Under the agreements, if the director terminates service for any reason, the director will receive an annual benefit equal to 50% of his or her final average compensation.  For purposes of the agreements, a director’s final average compensation equals the three years’ total annual fees from East Boston Savings Bank and Meridian Financial Services, Inc. that results in the highest average.  The annual benefit is generally payable in the form of an unreduced life annuity with a 50% spousal survivor annuity, which will commence on the first day of the first month following the director’s termination of service.  However, the director is permitted to elect an actuarial equivalent optional form of benefit, which may be a lump sum distribution or a life annuity with 120 monthly payments guaranteed, provided that the election is in compliance with Internal Revenue Code Section 409A.

Notwithstanding the foregoing, the director’s annual benefit will be reduced by 2.5% for each year that he or she terminates service prior to reaching age 72.  Upon death, the director is entitled to the annual benefit, which will be calculated as if the director had retired the day before his or her death.  In the event the director becomes disabled, the director will be entitled to the annual benefit, calculated as if the director had retired age 72 with 120 months of service.

Cash Retainer and Meeting Fees for Non-Employee Directors. The following table sets forth the applicable retainers and fees that will be paid to our non-employee directors for their service on the boards of directors, trustees or corporators of Meridian Financial Services, Incorporated, Meridian Interstate Bancorp and East Boston Savings Bank during 2009.  The meeting fee for the East Boston Savings Bank is paid only to the two independent directors of the Bank who are not directors of the Company or Meridian Financial Services, Incorporated, who serve as required under Massachusetts state law.

Meridian Interstate Bancorp
Board meeting fee	$700
Meeting fee for Audit Committee member	$1,500
Meeting fee for Audit Committee Chairman	$2,000
Meeting fee for Audit Committee Clerk	$1,800
Annual fee for Strategic Planning Committee member	$1,500
Annual fee for Budget Committee member	$700

East Boston Savings Bank
Monthly fee for Executive Committee members	$3,000
Meeting fee for independent non-holding company members	$700
Quarterly fee for one CRA director	$600
Monthly fee for one visiting trustee	$600

Meridian Financial Services
Board meeting fee	$600
Annual Corporator fee$250	$250

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission.  Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.  See “Compensation Discussion and Analysis.”

Compensation Committee of the Board of Directors of
Meridian Interstate Bancorp, Inc.

Domenic A. Gambardella, Chair
Vincent D. Basile
Marilyn A. Censullo
Anna R. DiMaria

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of copies of the reports it has received and written representations provided to it from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Meridian Interstate Bancorp common stock during the year ended December 31, 2008.

Transactions with Related Persons

The aggregate amount of loans by East Boston Savings Bank to executive officers, directors and trustees of East Boston Savings Bank, the Company and Meridian Financial Services, Inc., and members of their immediate families, was $9.1 million at December 31, 2008.  The outstanding loans made to the Company's and East Boston Savings Bank's directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to East Boston Savings Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.  As of December 31, 2008, one loan with a principal balance of $225,000 to a trustee of Meridian Financial Services, Inc. was not performing in accordance with its terms and had been foreclosed upon in March 2009.

Pursuant to Meridian Interstate Bancorp’s Audit Committee Charter, the Audit Committee periodically reviews, no less frequently than quarterly, a summary of Meridian Interstate Bancorp’s transactions with directors and executive officers of Meridian Interstate Bancorp and with firms that employ directors, as well as any other related person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved.  Also, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of Meridian Interstate Bancorp’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors.  Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of Meridian Interstate Bancorp must disclose any existing or emerging conflicts of interest to the Chairman of the Board and Chief Executive Officer of Meridian Interstate Bancorp.  Such potential conflicts of interest include, but are not limited to, the following: (i) Meridian Interstate Bancorp conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with Meridian Interstate Bancorp.

Nominating/Corporate Governance Committee Procedures

General

It is the policy of the Nominating/Corporate Governance Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors.  The Nominating/Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating/Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors.  To avoid the unnecessary use of the Nominating/Corporate Governance Committee’s resources, the Nominating/Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Nominating/Corporate Governance Committee, a stockholder should submit the following information in writing to the main office of the Company, addressed to the Chairman of the Nominating/Corporate Governance Committee, care of the Corporate Secretary, 10 Meridian Street, East Boston, Massachusetts 02128:

1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.
As to the stockholder making the recommendation, the name and address of such stockholder as they appear on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Nominating/Corporate Governance Committee by January 1 of the year in which the election is proposed.

Process for Identifying and Evaluating Nominees

The process that the Nominating/Corporate Governance Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:

Identification.  For purposes of identifying nominees for the Board of Directors, the Nominating/Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by East Boston Savings Bank.  The Nominating/Corporate Governance Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above.  The Nominating/Corporate Governance Committee has not previously used an independent search firm to identify nominees.

Evaluation.  In evaluating potential nominees, the Nominating/Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described below.  If such individual fulfills these criteria, the Nominating/Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board of Directors.

Qualifications

The Nominating/Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors.  A candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include an age restriction and a restriction on service with a financial institution or its holding company in which Meridian Financial Services owns less than 25% of the outstanding voting stock.  A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

If the candidate is deemed eligible for election to the Board of Directors, the Nominating/Corporate Governance Committee will then evaluate the following criteria in selecting nominees:

•	financial, regulatory and business experience;
•	familiarity with and participation in the local community;
•	integrity, honesty and reputation in connection with upholding a position of trust with respect to customers;
•	dedication to the Company and its stockholders; and
•	independence.

The Committee will also consider any other factors the Nominating/Corporate Governance Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations.

With respect to nominating an existing director for re-election to the Board of Directors, the Nominating/Corporate Governance Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the board; and independence.

Submission of Business Proposals and Stockholder Nominations

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than December 23, 2009.  If next year’s annual meeting is held on a date more than 30 calendar days from May 20, 2010, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting.  Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws generally provides that any stockholder desiring to make a proposal for new business at a meeting of stockholders or to nominate one or more candidates for election as directors must submit written notice filed with the Secretary of the Company not less than 120 days nor more than 150 days in advance of the first anniversary of the date of the Company’s proxy statement for the previous year’s annual meeting.  For the 2010 annual meeting of stockholders, the notice would have to be received between November 23, 2009 and December 23, 2009.  If next year’s annual meeting is held on a date more than 30 calendar days from May 20, 2010, a stockholder’s notice must be received not later than the close of business on the 10th calendar day following the day on which notice of the date of the scheduled annual meeting is publicly disclosed.  The stockholder must also provide certain information in the notice, as set forth in the Company’s Bylaws.  Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

Nothing in this proxy statement or our Bylaws shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors.  All communications from stockholders should be addressed to Meridian Interstate Bancorp, Inc., 10 Meridian Street, East Boston, Massachusetts 02128.  Communications to the Board of Directors should be in the care of Vincent D. Basile, Corporate Secretary.  Communications to individual directors should be sent to such director at the Company’s address.  Stockholders who wish to communicate with a Committee of the Board should send their communications to the care of the Chair of the particular committee, with a copy to Dominic A. Gambardella, the Chair of the Nominating/Corporate Governance Committee.  It is in the discretion of the Nominating/Corporate Governance Committee whether any communication sent to the full Board should be brought before the full Board.

Miscellaneous

The Company will pay the cost of this proxy solicitation.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company.  Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone without receiving additional compensation.

The Company’s Annual Report to Stockholders has been included with this proxy statement.  Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the

Corporate Secretary of the Company.  The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address.  This practice, known as “householding,” is designed to reduce our printing and postage costs.  However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record.  If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials

The Company’s Proxy Statement, including the Notice of the Annual Meeting of Stockholders, and the 2008 Annual Report to Stockholders are each available on the internet at www.cfpproxy.com/6411.

BY ORDER OF THE BOARD OF DIRECTORS

Vincent D. Basile
Corporate Secretary

East Boston, Massachusetts
April 22, 2009

REVOCABLE PROXY
MERIDIAN INTERSTATE BANCORP, INC.
ANNUAL MEETING OF STOCKHOLDERS

May 20, 2009
11:00 a.m., Local Time
_______________________________

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the members of the official proxy committee of Meridian Interstate Bancorp, Inc. (the “Company”), or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on May 20, 2009 at 11:00 a.m., local time, at the Peabody office of East Boston Savings Bank, 67 Prospect Street, Peabody, Massachusetts and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Marilyn A. Censullo, Richard J. Gavegnano, Edward L. Lynch and Gregory F. Natalucci

FOR ALL
FOR	WITHHOLD	EXCEPT

☐	☐	☐

INSTRUCTION:  To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

2.	The ratification of the appointment of Wolf & Company, P.C. as independent registered public accounting firm of Meridian Interstate Bancorp, Inc. for the fiscal year ending December 31, 2009.

FOR	AGAINST	ABSTAIN

☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the proposals listed.  If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment.  At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.  This proxy also confers discretionary authority on the proxy committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting.

Dated:
SIGNATURE OF STOCKHOLDER

SIGNATURE OF CO-HOLDER (IF ANY)

Please sign exactly as your name appears on this card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder may sign but only one signature is required.

_____________________________

Important Notice Regarding the Availability of Proxy Materials

The Company’s Proxy Statement, including the Notice of the Annual Meeting of Stockholders, and the 2008 Annual Report to Stockholders are each available on the internet at www.cfpproxy.com/6411.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

z	{

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	MERIDIAN INTERSTATE BANCORP, INC.

				For	With- hold	For All Except
ANNUAL MEETING OF STOCKHOLDERS May 20, 2009, 11:00 a.m., Local Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS		1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).	☐	☐	☐
The undersigned hereby appoints the members of the official proxy committee of Meridian Interstate Bancorp, Inc. (the “Company”), with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on May 20, 2009 at 11:00 a.m., local time, at the Peabody office of East Boston Savings Bank, 67 Prospect Street, Peabody, Massachusetts and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

Marilyn A. Censullo, Richard J. Gavegnano, Edward L. Lynch and Gregory F. Natalucci

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

				For	Against	Abstain
		2.	The ratification of the appointment of Wolf & Company, P.C. as independent registered public accounting firm of Meridian Interstate Bancorp, Inc. for the fiscal year ending December 31, 2009.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the Annual Meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the proxy committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the Annual Meeting.

Please be sure to date and sign this proxy card in the box below.	Date
Sign above

x	y

Ã	Detach above card, sign, date and mail in postage paid envelope provided.	Ã

MERIDIAN INTERSTATE BANCORP, INC.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.
PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.